   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1998

                                                      REGISTRATION NO. 333-43299
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PRIMARK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                AMENDMENT NO. 3



                          MICHIGAN                                38-2383282
                 (STATE OF INCORPORATION OF                      (IRS EMPLOYER
                CORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)


                               1000 WINTER STREET
                                  SUITE 4300N
                          WALTHAM, MASSACHUSETTS 02154
                                 (781) 466-6611
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MICHAEL R. KARGULA, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         GENERAL COUNSEL AND SECRETARY
                              PRIMARK CORPORATION
                         1000 WINTER STREET SUITE 4300N

                          WALTHAM, MASSACHUSETTS 02154


                                 (781) 466-6611

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                            PROPOSED MAXIMUM
                                                            PROPOSED MAXIMUM    AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
                 REGISTERED                    REGISTERED     PER SHARE(1)      PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common stock, without par value.............    2,200,000        $40.22       $88,484,000      $26,102.78
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (c) of the Securities Act of 1933 based on the average of the high and low prices for shares of the Registrant's Common Stock on December 19, 1997 on the NYSE.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     IF, AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT AND THIS REGISTRATION STATEMENT SHALL BE DEEMED TO COVER THE ADDITIONAL SECURITIES RESULTING FROM THE SPLIT OF, OR THE DIVIDEND ON, THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT.
================================================================================

                                2,200,000 SHARES

                                 [PRIMARK LOGO]

                                  COMMON STOCK

     This Prospectus relates to 2,200,000 shares of Common Stock of Primark Corporation ("Primark" or the "Company") that may be offered from time to time by certain shareholders of the Company, who were the prior owners of ICV Limited ("ICV"), an indirect wholly owned subsidiary of the Company. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of such shares.


     The Common Stock is traded on the New York Stock Exchange ("NYSE") and Pacific Exchange under the symbol "PMK." On February 25, 1998, the last reported sale price of the Common Stock on the NYSE was $42.875 per share.


     The Company has been advised that the Selling Shareholders may sell, from time to time, in one or more transactions (which may include block transactions), all or a portion of their shares on the NYSE or the Pacific Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, through underwriters or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders have indicated that if any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, then the Selling Shareholders may pay customary underwriting discounts and brokerage commissions and charges. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), although the Selling Shareholders disclaim such status. Any commissions and discounts received by such underwriters, brokers or dealers, and any profit on the resale of the stock by such underwriters, brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act. See "Plan of Distribution."

     The Company has entered into an agreement which provides for the sale of TASC, Inc. and The Analytic Sciences Corporation Limited, each, an indirect wholly owned subsidiary of the Company. See "The Company."

     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGE FIVE OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC which may be obtained at the SEC's Web site [http://www.sec.gov]. Such reports, proxy statements and other information can also be inspected at the offices of the NYSE, Inc., 20 Broad Street, New York, New York 10005; and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the SEC a Registration Statement on Form S-3 (herein together with all exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock being offered by this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed, or incorporated by reference, as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of all or any part of the Registration Statement, may be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference the following documents heretofore filed with the SEC pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Amendment on Form 10-K/A dated December 11, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. The Company's Current Reports on Form 8-K dated January 7, 1997 (amending the Form 8-K filed November 14, 1996), February 4, 1997, April 3, 1997, April 18, 1997, June 19, 1997, July 11, 1997, July 28, 1997,
        December 9, 1997 and December 10, 1997 (amending the Form 8-K dated December 9, 1997); and

     4. The description of the Company's Common Stock set forth in the Company's Form 10 dated November 17, 1981, the Company's form 8-A dated October 18, 1985, the Company's Form 8-A dated June 16, 1992 and the Company's Form 8-A dated June 20, 1997.


     5. The Company's Proxy Statement dated February 26, 1998.


     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide without charge, upon written or oral request, a copy of any or all of the documents containing information which is incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Primark Corporation, Investor Relations, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154-1248, telephone: (781) 466-6611.

                                  THE COMPANY

     The Company is a Michigan corporation organized in 1981. The Company is engaged principally in the information services industry serving two primary markets, financial information ("Financial Information") and applied technology ("Applied Technology"). The Company's Financial Information businesses consist of the operations of Datastream International Limited and affiliates, Disclosure Incorporated, Groupe DAFSA S.A., I/B/E/S International, Inc., ICV Limited, Vestek Systems, Inc., Worldscope/Disclosure LLC, Baseline Financial Services, Inc. and WEFA, Inc. Primark also has an equity interest in Primark Decision Economics, Inc. Primark develops and markets "value-added" database and information products that cover established and emerging markets worldwide, as well as proprietary analytical software for the analysis and presentation of financial and economic information. Customers include investment managers, investment bankers, financial market traders, analysts, accounting and legal professionals and information and reference service providers. The Applied Technology activities, conducted through TASC (as defined below), Yankee Group Research, Inc. ("Yankee") and WSI Corporation ("WSI"), provide a broad spectrum of information technology services and products primarily to United States government agencies principally involved in national security and intelligence related activities, as well as customers of real-time and historical weather information. Within Applied Technology, Yankee supplies market research to vendors and users of telecommunications and computing. Consummation of the Proposed Transaction (as defined below) will result in the disposition of all of the Company's Applied Technology business except for the business of Yankee.

     Yankee was originally acquired, in part, to be the market research arm of the Applied Technology segment of the Company's business, focusing on identifying current trends and future directions in communications and computer industries for commercial, industrial and consumer markets. With the planned disposition of TASC, which accounted for over 95% of the Applied Technology segment, management of the Company is currently evaluating the appropriateness of placing Yankee within the Financial Information segment of the Company, the only remaining segment of the Company after the dispositions of the TASC Entities and TIMCO. The Company currently has no intention to dispose of Yankee, but rather is considering various alternatives, which include the application and integration of the market research capabilities of Yankee within the Financial Information segment.

     The review currently being conducted of Yankee's operation with the Financial Information Services segment is part of a larger project to review the benefits and costs of further integration of the various operational units within Primark. Such integration could involve sales forces, administrative functions, software development, production platforms and delivery systems. The review will also consider changes in organizational structure. This review was undertaken in recognition of the anticipated sale of TASC and addresses the best way to manage the business without technology and administrative support by TASC as an integrated ongoing part of Primark. This review will require examination of all tangible and intangible assets of the Company for possible adjustment. No adjustments would be required should the Company's shareholders not approve the Proposed Transaction.

     In June of 1997, the Company adopted a formal plan to sell its non-core transportation services segment, Triad International Maintenance Corporation ("TIMCO"). The financial results of TIMCO (a net loss of $552,000 for the nine months ended September 30, 1997) have been accounted for within discontinued operations. The Company anticipates the sale of TIMCO by June 1998 at a price in excess of Net Book Value.

     At December 31, 1997, the Company and its subsidiaries employed 6,355 persons.

     Following consummation of the Proposed Transaction, the Company's management will focus its resources primarily on the Company's financial, economic and market research information services businesses. The Company will also focus its resources on opportunities for growth in the global market for information content. The Company's management intends to consider new approaches to its business systems and organizational structure to achieve efficiencies, improve profitability and customer service, and accelerate new product development. The Company's information content businesses will continue to receive information technology support from TASC through a three-year Information Technology Services Agreement (the "IT Services Agreement"), which is part of the Proposed Transaction. The Company also continues to engage BT Alex. Brown Incorporated ("BT Alex. Brown") to assist the Company in evaluating strategic alternatives that could increase shareholder value. As part of this process, BT Alex. Brown has assisted the Company in the preparation of information to be furnished to parties that indicate an interest in acquiring the Company or key businesses other than those being disposed of in the Proposed Transaction and is assisting the Company in disseminating such information to interested parties. BT Alex. Brown had been initially retained earlier in 1997 when the Company was approached by various third parties regarding a possible sale of the Company. The Company, with BT Alex. Brown's assistance, is exploring various strategic alternatives, which could include, among other things, a sale of the Company, repurchases of Common Stock, or acquisitions in the financial, economic and market research information services sector. It should be emphasized that, at this time, the Company has not made a decision to pursue any particular alternative, including without limitation a sale of the Company.

     In response to its information memorandum, the Company has received indications of interest regarding the possible sale of the Company. The Company expects to conduct negotiations shortly with interested parties. However, no assurance can be given that a sale will occur.

     The Company's principal executive offices are located at Primark Corporation, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154, and its telephone number is (781) 466-6611. Further information on Primark's businesses can be accessed via the Internet through Primark's home page at http://www.primark.com. All of the product names referred to herein are trademarks owned by the Company or its subsidiaries and some are registered trademarks or are the subject of pending trademark applications.

     The Company's subsidiaries and affiliates referred to in this Prospectus include Baseline Financial Services Inc. ("Baseline"), Datastream International Limited and its affiliates ("Datastream"), Disclosure Incorporated ("Disclosure"), Groupe DAFSA S.A. ("DAFSA"), I/B/E/S International, Inc. ("I/B/E/S"), ICV Limited ("ICV"), Vestek Systems, Inc. ("Vestek"), WEFA Holdings, Inc. ("WEFA"),Worldscope/Disclosure LLC ("Worldscope"), TASC, Inc. ("TASC"), The Analytic Sciences Corporation Limited ("TASC U.K."), WSI Corporation ("WSI"), Triad International Maintenance Corporation ("TIMCO"), Yankee Group Research, Inc. ("Yankee") and an equity interest in Primark Decision Economics, Inc. ("PDE").

                                  RISK FACTORS

LOSS OF TASC

     Following the sale of the TASC Entities, the Company's business will principally serve institutions and professionals in the financial markets, although the Company will also have corporate and government customers in both the United States and other countries. As a result, any downturn in the financial markets could adversely affect to a greater degree the Company's overall revenues and profits.

FOREIGN CURRENCY EXCHANGE RATE RISK

     Since not all of the Company's revenues and expenses are incurred in U.S. dollars, the Company's operations have been and may continue to be affected by fluctuations in currency exchange rates. Further, following the sale of the TASC Entities, the Company will have a greater percentage of its total revenues and profits originating outside the U.S., and thus will be more exposed to adverse foreign currency movements. The Company's 1997 revenues, excluding its discontinued operation TIMCO (as defined below) but including the operations of the TASC Entities were $835.8 million with operating income of $67.5 million. International revenues for 1997 were $207.1 million or 25% and international operating income was $18.0 million or 27%. When the TASC Entities are excluded the percentage of international revenues and operating income increases to 52% and 56%, respectively.

     The Company engages in hedging activities, including foreign currency options and forward contracts, in order to minimize the ongoing exposure to foreign currency exchange risk with respect to its foreign operating income and cash flows. In 1996, the Company recorded a $1.9 million gain before income taxes for foreign currency transactions. With regard to foreign currency, the Company does regularly have substantial foreign currency expenses, especially in the U.K., which in part offset revenue losses due to currency fluctuations. In addition, the Company typically maintains foreign currency hedges for its significant foreign currency exposures.

TECHNOLOGICAL CHANGES

     The Company operates principally in the information services industry, which changes rapidly and is highly competitive. Even if the Company remains abreast of the latest developments and available technology, technological advances and/or the introduction of new products and services in the information services industry could adversely affect the Company. There are many large and successful companies in the information services industry, many of which have greater resources than the Company. The Company's future success will depend significantly on its ability to develop and deliver technologically advanced quality products and services. The cost of developing such products and services could adversely affect the Company's future results of operations.

LEVEL OF INDEBTEDNESS

     The Company has substantial indebtedness. At September 30, 1997, the Company had consolidated total debt of $350.4 million and consolidated common shareholders' equity of $462.8 million. The Company and its subsidiaries may incur additional indebtedness from time to time for general corporate purposes, including acquisitions and capital expenditures, subject to certain restrictions on the Company and certain subsidiaries, including the satisfaction of certain debt coverage tests. In the past, cash generated from operating activities, together with borrowings and proceeds from equity issuances, has been sufficient to meet the Company's debt service, acquisition, investment and capital expenditure requirements. The Company believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurances in this regard.

     Following completion of the proposed transaction, the Company will redeem its $112 million of 8.75% Senior Notes, due October 15, 2000 together with repayment of existing revolver and term loans thereby reducing indebtedness and fixed charges. The redemption of the Senior Notes will require payment of a 4.375% call premium and will cost the Company $4.9 million in addition to the $112 million principal amount of the Senior Notes. The Company will also repay its existing revolving credit and term loan facilities. As of December 31, 1997 these facilities amounted to $247.6 million and are anticipated to be no less than $220 million as of the close of the proposed transaction. Any remaining proceeds will be used for general corporate purposes. Further, the Company is in negotiations with the commercial banks that have lent funds under the current revolving credit and term loan facilities. In on-going discussions with these commercial banks, the Company is negotiating the replacement of its credit facilities with a single $225 million revolving credit arrangement to be effective immediately upon the closing of the proposed transaction. This new arrangement would allow the Company to use a portion of the proceeds to repay all outstanding bank debt at the closing of the proposed transaction, and to have the flexibility to subsequently borrow amounts either for stock repurchases and/or acquisitions. The proposed new revolving credit agreement also would allow Primark to repurchase up to $100 million of its common stock. The extent to which the Company will repurchase stock or participate in acquisitions is entirely dependent on market conditions and opportunities that are present after the closing of the Proposed Transaction.

DEPENDENCE ON FEDERAL GOVERNMENT CONTRACTS

     A substantial portion of the Company's revenues is derived from services performed directly or indirectly under contracts with the U.S. government. Revenues derived from contracts with the U.S. government, primarily at TASC, accounted for approximately 44%, 49% and 58% of the Company's revenues for the years ended December 31, 1996, 1995, and 1994, respectively.

     All contracts made with the U.S. government may be terminated by the U.S. government at any time, with or without cause. There can be no assurance that any existing or future contracts with the U.S. government would not be terminated or that the U.S. government will continue to use the Company's services at levels comparable to current use.

     Companies that contract with the U.S. government are subject to regular audits with respect to costs charged to the government. Such audits may result in the disallowance of amounts charged to or paid by the government. There can be no assurance that such disallowances will not be claimed or imposed against the Company, and if imposed, will not have a material impact on the Company.

     National and global political, social and economic events may affect U.S. national security programs. Contracts made with the U.S. government are normally subject to annual approval of funding. Limitations imposed on spending by U.S. government agencies, which might result from efforts to reduce the Federal deficit or for other reasons, may limit both the continued funding of existing contracts with the U.S. government and the ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company. No assurance can be given that the current level of government spending for national security programs will continue, that the U.S. government will continue its commitment to programs in which the Company's products and services are applicable or that it will not be adversely affected by any decline in that spending or commitment by the U.S. government.

     The Company's dependence on federal government contracts will no longer be considered a material risk upon consummation of the Proposed TASC Sale.

DEPENDENCE ON TECHNICAL PERSONNEL

     The Company's future success is dependent upon its ability to attract and retain highly skilled personnel. The market for these professionals is competitive. There can be no assurance that the Company will continue to be successful in its effort to attract and retain such qualified professionals.

NEED FOR SECURITY CLEARANCES

     TASC is involved in a number of classified programs. TASC's ability to maintain its current base of business and to grow in the future is based in part upon its ability to provide employees and facilities which meet rigorous U.S. government security requirements. There can be no assurance that TASC will be able to meet such requirements in the future.

     The Company's need for security clearances will be eliminated upon consummation of the Proposed TASC Sale.

                                USE OF PROCEEDS

     The shares of Common Stock offered hereby are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares. The Company will pay approximately $100,000 in expenses associated with the Offering.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed on the New York Stock Exchange ("NYSE") and on the Pacific Stock Exchange under the symbol "PMK." The table below sets forth, for the calendar periods indicated, the high and low intra-day sales price per share of the Common Stock as reported on the NYSE Composite Tape.


                                                                            HIGH       LOW
                                                                            ----       ---
1996
  First Quarter...........................................................  $40        $27
  Second Quarter..........................................................  $38  1/2   $30 3/4
  Third Quarter...........................................................  $33  5/8   $25 1/8
  Fourth Quarter..........................................................  $28  1/2   $21 3/8

1997
  First Quarter...........................................................  $28  1/4   $23 3/8
  Second Quarter..........................................................  $26  5/8   $17 3/8
  Third Quarter...........................................................  $30 11/16  $25 3/16
  Fourth Quarter..........................................................  $42        $26 1/2

1998
  First Quarter (through February 25, 1998)...............................  $43 1/2    $38



     The closing sales price for the shares of Common Stock as reported on the NYSE Composite Tape on February 25, 1998 was $42.875.


     As of the close of business on February 23, 1998 there were 8,314 shareholders of record of the Company's common stock.

                                DIVIDEND POLICY

     Since 1988, the Company has not paid cash dividends on its Common Stock. The Company currently intends to retain its earnings for future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. See the Consolidated Financial Statements of the Company and the Notes thereto incorporated herein by reference concerning restrictions on dividends.

                              SELLING SHAREHOLDERS

     The Selling Shareholders (the former owners of ICV) acquired 2,200,000 shares of the Common Stock of Primark on October 24, 1996 when the Company acquired ICV. Pursuant to the terms of a Registration Rights Agreement between the Company and the Selling Shareholders dated as of October 24, 1996, the Company has agreed to provide registration rights with respect to such shares.

     The following table sets forth the position held with the Company by each Selling Shareholder for the past three years (except as otherwise noted), the number of shares of Common Stock beneficially owned by the Selling Shareholders as of January 31, 1998 and the number of shares of Common Stock offered by the Selling Shareholders pursuant to this Prospectus. The shares of Common Stock offered hereby are those shares that have been acquired at the time of the Company's acquisition of ICV. Because the Selling Shareholders may sell, from time to time, all or some of the Common Stock offered hereby, no estimate can be made of the aggregate amount of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

                                                              SHARES BENEFICIALLY
                                                                  OWNED AS OF
                                                                  JANUARY 31,        NUMBER OF SHARES
                NAME AND POSITION OF HOLDER                           1998             BEING OFFERED
------------------------------------------------------------  --------------------   -----------------
GNI Holdings Limited........................................          103,671              103,671
Anita Florence Taylor(1)....................................          411,735              381,735
3i plc......................................................          100,457              100,457
Harry Ferguson Holdings Ltd.................................           42,011               42,011
K.E. Ahl & E.J. Kaier trustees for the Timothy James Ralph
  Sheldon Trust UA 5/27/87..................................           84,022               84,022
Technical Investments Holdings SA...........................           66,964               66,964
Goddard Nominees (Jersey) Limited(2)........................        1,205,501            1,205,501
G McCaldin..................................................            4,681                4,681
C A Stevens(3)..............................................           64,074               60,274
Adrian Dear(4)..............................................           50,228               50,228
Paren Knadjian(5)...........................................           61,978               50,228
Kevin Underwood(6)..........................................           37,437               30,137
Barry Woodward(7)...........................................           23,583               18,283
Tracy Woodward(7)...........................................            1,808                1,808
                                                                    ---------            ---------
                                                                    2,258,150            2,200,000
                                                                    =========            =========

---------------

Notes:

(1) Ms. Anita Florence Taylor is the wife of Mr. David Taylor, Managing Director of ICV Limited. As of January 31, 1998, Mr. Taylor held options on 30,000 shares of Primark common stock at an exercise price of $26.25 per share.

(2) Goddard Nominees (Jersey) Limited is the trustee for Mr. Christopher Sharples, Chairman of ICV limited.

(3) Ms. Claire Stevens is the Technical Director of Data Production and a Senior Manager of ICV Limited. As of January 31, 1998, Ms. Stevens held options on 3,800 shares of Primark common stock at exercise prices ranging from $26.25 to $29.56.

(4) Mr. Adrian Dear held the position of Director of Marketing of ICV Limited until December of 1996.

(5) Mr. Paren Knadjian is the Director of Marketing and Product Development and a Senior Manager of ICV Limited. As of January 31, 1998, Mr. Knadjian held options on 11,750 shares of Primark common stock at exercise prices ranging from $26.25 to $29.56.

(6) Mr. Kevin Underwood is the Group Administration Director and a Senior Manager of ICV Limited. As of January 31, 1998, Mr. Underwood held options on 7,300 shares of Primark common stock at prices ranging from $26.25 to $29.56.

(7) Mr. Barry Woodward is the Director of Operations and a Senior Manager of ICV Limited. Ms. Tracy Woodward is his wife. As of January 31, 1998, Mr. Woodward held options on 5,300 shares of Primark common stock at prices ranging from $26.25 to $29.56.

                      SELECTED CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA


     The "Selected Consolidated Historical and the Pro Forma Financial and Operating Information" is incorporated by reference from pages 7 through 9 of the Company's Proxy Statement dated February 26, 1998, filed as exhibit 20.1 to this Registration Statement.


                      PRIMARK CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The "Unaudited Pro Forma Consolidated Financial Information for Primark Corporation and Subsidiaries" is incorporated by reference from pages 31 through 38 of the Company's Proxy Statement dated February 26, 1998 filed as exhibit
20.1 to this Registration Statement.


                              PLAN OF DISTRIBUTION

     This offering of 2,200,000 shares of Common Stock is being made by the Selling Shareholders, who have indicated they are acting independently of each other and the Company in determining the manner and extent of sales of the shares of Common Stock included herein. The Company will receive none of the proceeds of this Offering.

     Although all of the shares of Common Stock that are currently owned by the Selling Shareholders, or that would be owned by them upon the exercise of options granted under the Plan, are being registered for public sale, the sale of any or all of such shares by a Selling Shareholder may depend on the sale price of such shares and market conditions generally prevailing at the time. The Selling Shareholders reserve the right to reject any order in whole or in part.

     The Selling Shareholders have informed the Company that they may sell the shares of Common Stock being offered hereby in one or more transactions (which may involve block transactions) effected from time to time on the NYSE or the Pacific Stock Exchange, in special offerings, in the over-the counter market, in negotiated transactions, or through a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution and/or a secondary distribution in accordance with the rules of the NYSE or the Pacific Stock Exchange, as applicable; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     Some or all of the shares offered hereunder also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by such underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any initial public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed from time to time.

     The Selling Shareholders have indicated that if any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, then the Selling Shareholders may pay customary brokerage commissions and charges or an underwriting discount or concession. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, although the Selling Shareholders disclaim such status. Any commissions and discounts received by such persons, or any profit on the resale of the stock by such persons, may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the delivery of the Prospectus, or any Prospectus Supplement, nor any other action taken by the Company, the Selling Shareholders or any purchaser in connection with the purchase or sale of shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act in connection with the sales of any shares.

     The Selling Shareholders have agreed to indemnify and hold harmless the Company, its officers and directors, with respect to any untrue statement in or omission from, this Prospectus or the Registration Statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to the Company by such Selling Shareholder for use in the preparation of this Prospectus or Registration Statement.

     The Company will pay all expenses incidental to the registration of the Common Stock, but will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act, in connection with the Common Stock offered hereby.

     The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain legal matters relating to the Offering will be passed upon for the Company and the Selling Shareholders by Michael R. Kargula, General Counsel of the Company. As of February 1, 1998, Mr. Kargula beneficially owned 330,918 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................    7
Dividend Policy.......................    8
Selling Shareholders..................    9
Selected Consolidated Historical and
  Pro Forma Financial and Operating
  Data................................   10
Unaudited Pro Forma Consolidated
  Financial Information...............   10
Plan of Distribution..................   10
Legal Matters.........................   11
Experts...............................   11

======================================================
======================================================

                                2,200,000 SHARES

                                 [PRIMARK LOGO]

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                               FEBRUARY 26, 1998


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  FEES*

    Securities and Exchange Commission Registration Fee.......................  $ 26,103
    Printing Expenses.........................................................    10,000
    Accounting Fees...........................................................     5,000
    Miscellaneous.............................................................    58,897
                                                                                ----------
    Total.....................................................................  $100,000
                                                                                ==========

---------------

* All amounts except registration fee are estimates. All fees, excluding underwriting fees and discounts, will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") contain detailed provisions concerning the indemnification of directors, officers, employees, and agents against judgments, penalties, fines and amounts paid in settlement of litigation that they may incur in their capacity as such.
Section 561 through 571 of the MBCA, which are filed as Exhibit 99.1 to this Registration Statement, are incorporated herein by reference.

     Article VIII of the Articles of Incorporation of the Registrant provides that the Registrant shall indemnify any person who is or was a director or officer of the registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit, or proceeding to the full extent provided by the MBCA from time to time in effect.

     Section 6.1 of the By-laws of the Registrant provides that the Registrant shall indemnify its officers, directors, employees, agents and other persons to the fullest extent to which corporations are empowered to indemnify such persons at law.

     Article IX of the Articles of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for a violation of Section 551(1) of the MBCA or (iv) for any transaction from which the director derived any improper personal benefit.

     The Company maintains a director's and officer's liability insurance policy that covers its directors and officers for certain claims and actions incurred in the course of their duties, including, under certain circumstances, alleged violations of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
  4.1       Articles of Incorporation of the Registrant (incorporated by reference to Exhibit
            3.1 to the Registrant's Registration Statement No. 2-74688); Amendment to the
            Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the
            Registrant's 1985 Form 10-K); Amendment dated August 8, 1991 (incorporated by reference to Exhibit 3(a) to the Registrant's Form 8-K dated August 9, 1991);
            Amendment dated May 27, 1992 (incorporated by reference to Exhibit 3.1 to the
            Registrant's June 30, 1992 Form 10-Q); Amendment dated May 28, 1997 (incorporated by reference to Exhibit 3.1 to the Registrant's June 30, 1997 Form 10-Q).
  4.2       By-laws of the Registrant, as amended (incorporated by reference to the
            Registrant's September 30, 1990 Form 10-Q).
  5.1*      Opinion of Michael R. Kargula, General Counsel of the Company, regarding the legality of the shares of Common Stock being offered hereby.
 20.1       The Company's Proxy Statement dated February 26, 1998 (incorporated by reference).
 23.1       Consent of Deloitte & Touche LLP.
 23.2*      Consent of Michael R. Kargula, General Counsel of the Company (included in Exhibit
            5.1).
 99.1*      Sections 561-571 of the Michigan Business Corporation Act.


---------------

* Previously filed.

For documents incorporated by reference, references are to File No. 1-8260.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on February 26, 1998.


                                          PRIMARK CORPORATION

                                          By:          STEPHEN H. CURRAN

                                            ------------------------------------
                                                Executive Vice President and
                                                  Chief Financial Officer

                                                     February 26, 1998


     The undersigned directors and officers of Primark Corporation, a Michigan corporation, hereby severally constitute and appoint Joseph E. Kasputys, Stephen
H. Curran and Michael R. Kargula, and each of them, (with full power to act without the others), his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-3 offering for sale to the public of 2,200,000 shares of Primark common stock ("Registration Statement") and any and all amendments (including post-effective amendments) to the Registration Statement, hereby giving and granting unto said attorneys full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do if personally present at the time thereof, hereby ratifying and confirming all that said attorneys and agents, or any of them, or their or his or her substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------

                    *                       Chairman, President and Chief   December 23, 1997
------------------------------------------  Executive Officer (Principal
            Joseph E. Kasputys              Executive Officer)

          /s/ STEPHEN H. CURRAN             Executive Vice President and    February 26, 1998
------------------------------------------  Chief Financial (Principal
            Stephen H. Curran               Accounting and Financial
                                            Officer)

                    *                       Director                        December 23, 1997
------------------------------------------
             Jonathan Newcomb

                    *                       Director                        December 23, 1997
------------------------------------------
             Kevin J. Bradley

                    *                       Executive Vice President and    December 23, 1997
------------------------------------------  Director
               John C. Holt

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------


                    *                       Director                        December 23, 1997
------------------------------------------
              Steven Lazarus


                    *                       Director                        December 23, 1997
------------------------------------------
            Patricia McGinnis


                    *                       Director                        December 23, 1997
------------------------------------------
           Constance K. Weaver



*By:  /S/  STEPHEN H. CURRAN
--------------------------------

       Stephen H. Curran
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                              SEQUENTIALLY
  NO.                                   DESCRIPTION                                 NUMBERED PAGE
-------   ------------------------------------------------------------------------  --------------
 4.1      Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement No. 2-74688);
          Amendment to the Articles of Incorporation (incorporated by reference to
          Exhibit 3.1 to the Registrant's 1985 Form 10-K); Amendment dated August
          8, 1991 (incorporated by reference to Exhibit 3(a) to the Registrant's
          Form 8-K dated August 9, 1991); Amendment dated May 27, 1992
          (incorporated by reference to Exhibit 3.1 to the Registrant's June 30,
          1992 Form 10-Q); Amendment dated May 28, 1997 (incorporated by reference to Exhibit 3.1 to the Registrant's June 30, 1997 Form 10-Q).
 4.2      By-laws of the Registrant, as amended (incorporated by reference to the
          Registrant's September 30, 1990 Form 10-Q).
 5.1*     Opinion of Michael R. Kargula, General Counsel of the Company, regarding the legality of the shares of Common Stock being offered hereby.
20.1      The Company's Proxy Statement dated February 26, 1998 (incorporated by reference).
23.1      Consent of Deloitte & Touche LLP.
23.2*     Consent of Michael R. Kargula, General Counsel of the Company (included in Exhibit 5.1).
99.1*     Sections 561-571 of the Michigan Business Corporation Act.


---------------

* Previously filed.

For the Company's documents incorporated by reference, references are to File No. 1-8260.